EXHIBIT 99
For Immediate Release
Contact: Tracy Moran
Starbucks Investor Relations
206-318-7806

Starbucks Expands Stock Repurchase Plan
Strong Balance Sheet Supports Opportunity to Build Shareholder Value

SEATTLE; June 19, 2002 — Starbucks Corporation (Nasdaq: SBUX) today announced that its Board of Directors has authorized the repurchase of up to 10 million shares of the Company’s common stock. Since it first instituted a share repurchase plan in September 2001, the Company has repurchased a total of 3.5 million shares of its common stock at a cost of $51.6 million under prior authorization of up to $60 million. Under the expanded plan, shares will be repurchased in the open market at times and amounts considered appropriate by the Company based on factors including price and market conditions.

Share repurchases under the expanded plan will be funded through cash and short term investments and are primarily intended to offset dilution from stock-based employee compensation plans. The Company currently has approximately 387 million shares of common stock outstanding.

“The Board of Directors’ decision to expand the buy-back program reflects Starbucks commitment to pursuing opportunities for creating shareholder value,” said Michael Casey, chief financial officer. “This stock repurchase program builds on our successful capital management strategy which supports funding the Company’s significant and exciting future growth plans while continuing to improve return on shareholders’ equity.”

Starbucks Coffee Company is the leading retailer, roaster and brand of specialty coffee in the world. In addition to its more than 5,000 retail locations in North America, Europe, the Middle East and the Pacific Rim, Starbucks sells coffee and tea products through its specialty operations, including its online store at Starbucks.com. Additionally, Starbucks produces and sells bottled Frappuccino® coffee drink and a line of superpremium ice creams through its joint venture partnerships. The Company’s other brands enhance the Starbucks Experience through best-of-class products: Tazo Tea Company offers a line of innovative premium teas, and Hear Music produces and distributes a line of exceptional compact discs.

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